Exhibit 2.1

SHARE PURCHASE AND EXCHANGE AGREEMENT

by and among

AMP Productions, Ltd.
a Nevada corporation

and

China Digital Image Organization Co., Limited
a Hong Kong Corporation

and

the Shareholders of
China Digital Image Organization Co., Limited

and

Thomas E. Mills

Dated as of March 31, 2011

SHARE PURCHASE AND EXCHANGE AGREEMENT

THIS SHARE  PURCHASE AND EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 31st day of March, 2011, by and among AMP Productions, Ltd., a Nevada corporation (hereinafter referred to as “AMP”), China Digital Image Organization Co., Limited, a Hong Kong company (hereinafter referred to as “China Digital”), Thomas E. Mills (“Seller”), and the shareholders of China Digital (the “China Digital Shareholders”), upon the following premises:

Premises

WHEREAS, AMP is a publicly traded corporation quoted on the Over-The-Counter Bulletin Board;

WHEREAS, Seller has agreed to sell 567,070 shares of AMP common stock (the “Transferred Shares”) to Truth Giver Group Limited, a BVI company (“Buyer”), and Buyer has agreed to purchase the Transferred Shares from Seller in exchange for an aggregate payment of $300,000 (the “Share Purchase”); and

WHEREAS, Seller, Buyer and Escrow, LLC have previously entered into that certain Escrow Agreement dated March 25, 2011 (the “Escrow Agreement”) with respect to the Share Purchase; and

WHEREAS, AMP has agreed to acquire 100% of the issued and outstanding shares of China Digital from the China Digital Shareholders in exchange for the issuance of certain shares of AMP and a deferred cash payment (the “Exchange”) and the China Digital Shareholders agree to exchange their shares of China Digital on the terms described herein. On the Closing Date (as defined in Section 4.05), China Digital will become a wholly-owned subsidiary of AMP; and

WHEREAS, the boards of directors of AMP and China Digital have determined, subject to the terms and conditions set forth in this Agreement, that the transactions contemplated hereby are desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed Share Purchase and Exchange.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CHINA DIGITAL

As an inducement to, and to obtain the reliance of AMP, except as set forth in the China Digital Schedules (as defined in Section 1.15), China Digital represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01      Incorporation. China Digital is a company duly incorporated, validly existing, and in good standing under the laws of the Special Administrative Region of Hong Kong and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of China Digital’s memorandum of association or articles of association.  China Digital has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  China Digital has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02      Authorized Shares.  The number of shares which China Digital is authorized to issue consists of 10,000 shares of a single class, par value of HK$1 per share.  There are 10,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03      Subsidiaries and Predecessor Corporations.  Except as set forth in the China Digital Schedule 1.03, China Digital does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “China Digital” also includes those subsidiaries set forth on the China Digital Schedules.

Section 1.04      Financial Statements.

(a)           Included in the China Digital Schedules are (i) the audited consolidated balance sheets of China Digital as of September 30, 2010 and 2009 and the related audited consolidated statements of income and comprehensive income, cash flows and stockholders’ equity for the fiscal years ended September 30, 2010 and 2009 together with the notes to such statements and the opinion of Clement C. W. Chan & Co., independent certified public accountants, and (ii) the unaudited consolidated financial statements of China Digital for the quarters ended December 31, 2010 and 2009. All such financial statements have been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of China Digital and its subsidiaries.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, China Digital had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of China Digital, in accordance with generally accepted accounting principles. The statements of income and comprehensive income, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S. generally accepted accounting principles.

(b)           China Digital has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and China Digital has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)           The books and records, financial and otherwise, of China Digital are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d)           All of China Digital’s assets are reflected on its financial statements, and, except as set forth in the China Digital Schedules or the financial statements of China Digital or the notes thereto, China Digital has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05      Information.  The information concerning China Digital set forth in this Agreement and in the China Digital Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, China Digital has fully disclosed in writing to AMP (through this Agreement or the China Digital Schedules) all information relating to matters involving China Digital or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of China Digital or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on China Digital, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06      Options or Warrants.  Except as set forth in the China Digital Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of China Digital.

Section 1.07       Absence of Certain Changes or Events.  Since December 31, 2010:

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of China Digital;

(b)           China Digital has not (i) amended its memorandum of association or articles of association; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           China Digital has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08     Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of China Digital after reasonable investigation, threatened by or against China Digital or affecting China Digital or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  China Digital does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09       Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  China Digital is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the China Digital Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000);

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which China Digital is a party or by which its properties are bound and which are material to the operations of China Digital taken as a whole are valid and enforceable by China Digital in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)           Except as included or described in the Schedule 1.09 or reflected in the most recent China Digital balance sheet, China Digital is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of China Digital.

Section 1.10      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which China Digital is a party or to which any of its assets, properties or operations are subject.

Section 1.11      Compliance With Laws and Regulations.  To the best of its knowledge, China Digital has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of China Digital or except to the extent that noncompliance would not result in the occurrence of any material liability for China Digital.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.12      Approval of Agreement.  The Board of Directors of China Digital has authorized the execution and delivery of this Agreement by China Digital and has approved this Agreement and the transactions contemplated hereby, and will recommend to the China Digital Shareholders that the Exchange be accepted.

 Section 1.13      Valid Obligation.  This Agreement and all agreements and other documents executed by China Digital in connection herewith constitute the valid and binding obligation of China Digital, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.14      PRC Laws and Regulations. To the best of their knowledge, China Digital and its subsidiaries are in compliance with all applicable PRC laws and regulations (including but not limited to all laws and regulations governing the Special Administrative Region of Hong Kong and the People’s Republic of China). All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of China Digital’s subsidiary doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

Section 1.15  China Digital Schedules.  China Digital has delivered to AMP the following schedules, which are collectively referred to as the “China Digital Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of China Digital as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing the financial statements of China Digital identified in paragraph 1.04(a);

(b)           a schedule setting forth a list of certain contracts required to be provided pursuant to Section 1.09 hereof;

(c)           a schedule of any exceptions to the representations made herein; and

(d)           a schedule containing the other information requested above.

China Digital shall cause the China Digital Schedules and the instruments and data delivered to AMP hereunder to be promptly updated after the date hereof up to and including the Closing Date.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SELLER

As an inducement to, and to obtain the reliance of China Digital and the China Digital Shareholders, except as set forth in the AMP Schedules (as defined in Section 2.22), Seller represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01      Organization.  AMP is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  AMP has delivered to counsel for China Digital complete and correct copies of the articles of incorporation and bylaws of AMP as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of AMP’s articles of incorporation or bylaws.  AMP has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and AMP has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02       Capitalization.

(a)       AMP’s authorized capitalization consists of (a) 900,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which 975,001 shares are issued and outstanding, and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).  Immediately prior to the closing, no shares of AMP’s preferred stock are issued and outstanding.  All issued and outstanding shares of Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  As of the Closing Date, (i) no shares of AMP’s capital stock were reserved for issuance upon the exercise of outstanding options to purchase such shares; (ii) no shares of AMP’s capital stock were reserved for issuance upon the exercise of outstanding warrants to purchase such shares; (iii) no shares of Preferred Stock were reserved for issuance to any party; and (iv) no Common Shares were reserved for issuance upon the conversion of AMP Preferred Stock or any outstanding convertible notes, debentures or other securities.  All outstanding shares of Common Stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b)           Other than the 975,001 shares of Common Stock currently outstanding, there are no equity securities, partnership interests or similar ownership interests of any class of any equity security of AMP, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which AMP is a party or by which it is bound obligating AMP to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of AMP or obligating AMP to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue AMP common shares or preferred stock except as set forth in this Agreement.

Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which AMP is a party or by which it is bound with respect to any equity security of any class of AMP, and there are no agreements to which AMP is a party, or which AMP has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03      Subsidiaries and Predecessor Corporations.  AMP does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04      Financial Statements.

(a)           Included in AMP’s filings with the Securities and Exchange Commission are (i) the audited balance sheets of AMP as of March 31, 2010 and 2009 and the related audited statements of stockholders’ equity, operations and comprehensive loss and cash flows for the years ended March 31, 2010 and 2009 and cumulative since February 27, 2003, together with the notes to such statements and the opinion of Chang Lee LLP, independent certified public accountants, with respect thereto, each contained in AMP’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and (ii) the balance sheets of AMP as of December 31, 2010 and March 31, 2010 and the related statements of stockholders’ equity, operations and comprehensive loss and cash flows for the three and nine months ended December 31, 2010 and 2009 and cumulative since February 27, 2003, together with the notes to such statements, each contained in AMP’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010;

(b)           All such financial statements have been prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved. The AMP balance sheets are true and accurate and present fairly as of their respective dates the financial condition of AMP.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, AMP had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of AMP, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(d)           AMP has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e)           AMP has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby;

(f)           The books and records, financial and otherwise, of AMP are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(g)           All of AMP’s assets are reflected on its financial statements, and, except as set forth in the AMP Schedules or the financial statements of AMP or the notes thereto, AMP has no liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05      Information.  The information concerning AMP set forth in this Agreement and the AMP Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, AMP has fully disclosed in writing to China Digital (through this Agreement or the AMP Schedules) all information relating to matters involving AMP or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of AMP or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on AMP, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06       Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the capital stock of AMP.

Section 2.07       Absence of Certain Changes or Events.  Since December 31, 2010:

(a)           there has not been (i) any material adverse change in the business, operations, properties, assets or condition of AMP or (ii) any damage, destruction or loss to AMP (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of AMP;

(b)           AMP has not (i) amended its articles of incorporation or bylaws except as contemplated by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of AMP; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees; or (viii) made any commitment with respect to or incurred any liability in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)           AMP has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent AMP balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of AMP; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           To Seller’s knowledge, AMP has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of AMP.

Section 2.08      Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller after reasonable investigation, threatened by or against AMP or affecting AMP or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Seller has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09      Contracts.

(a)           AMP is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)           AMP is not a party to or bound by, and the properties of AMP are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)           AMP is not a party to any oral or written (i) contract for the employment of any officer or employee or other person; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of AMP.

Section 2.10      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which AMP is a party or to which any of its assets, properties or operations are subject.

Section 2.11      Compliance With Laws and Regulations.  To the best of its knowledge, AMP has complied with all applicable statutes and regulations of any federal, state, provincial, foreign, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal, state and provincial securities authorities.

Section 2.12      Approval of Agreement.  The Board of Directors of AMP has authorized the execution and delivery of this Agreement by AMP and has approved this Agreement and the transactions contemplated hereby.

Section 2.13      Material Transactions or Affiliations.  Except as disclosed herein, there is no contract, agreement or arrangement between AMP and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by AMP to own beneficially, 5% or more of the issued and outstanding common shares of AMP and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  No officer, director or 5% Shareholder of AMP has, or has had during the three years prior to the date hereof, any known interest, direct or indirect, in any such transaction with AMP which was material to the business of AMP.  AMP has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14      Bank Accounts; Power of Attorney.  Set forth in Schedule 2.14 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by AMP within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of AMP, (b) all safe deposit boxes and other similar custodial arrangements maintained by AMP within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from AMP or who are otherwise authorized to act on behalf of AMP with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.15     Valid Obligation.  This Agreement and all agreements and other documents executed by AMP in connection herewith constitute the valid and binding obligation of AMP, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.16       SEC Filings; Financial Statements.

(a)          AMP has made available to China Digital a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by AMP with the Securities and Exchange Commission (“SEC”) for the 36 months prior to the date of this Agreement (the “AMP SEC Reports”), which, to AMP’s knowledge, are all the forms, reports and documents filed by AMP with the SEC for the 36 months or applicable period prior to the date of this Agreement. As of their respective dates, to Seller’s knowledge, the AMP SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AMP SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

 (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the AMP SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of AMP at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of AMP (“Material Adverse Effect”).

Section 2.17      Exchange Act Compliance.  AMP is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and AMP is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on AMP.

Section 2.18      Title to Property.  AMP does not own or lease any real property or personal property.  There are no options or other contracts under which AMP has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.19        Intellectual Property.  AMP does not own, license or otherwise have any right, title or interest in any intellectual property.

Section 2.20        Application of Takeover Protections.  AMP has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under AMP’s Articles of Incorporation and By-laws or the laws of its state of incorporation that is or could become applicable to the China Digital Shareholders as a result of Seller and AMP fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the Share Purchase, the issuance of the Exchange Shares and the China Digital Shareholders’ ownership of the Exchange Shares and the Purchase Shares.

Section 2.21 Listing and Maintenance Requirements.  AMP’s Common Stock is registered under Section 12(g) of the Exchange Act, and AMP has taken no action designed to, or which to the knowledge of AMP is likely to have the effect of, terminating the registration of its Common Stock under the Exchange Act, nor has AMP received any notification that the SEC is contemplating terminating such registration.  The Common Stock is eligible for trading on the OTC Bulletin Board under the symbol “AMPC”.  AMP has not, in the past twelve months, received notice from the OTC Bulletin Board to the effect that AMP is not in compliance with the listing or maintenance requirements of the OTC Bulletin Board, except that AMP was recently dropped from the OTC Bulletin Board due to the actions of its market maker.

Section 2.22  AMP Schedules.  AMP has delivered to China Digital the following schedules, which are collectively referred to as the “AMP Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of AMP to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)           a schedule of any exceptions to the representations made herein; and

(b)          a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the AMP Schedules.

AMP shall cause AMP Schedules and the instruments and data delivered to China Digital hereunder to be promptly updated after the date hereof up to and including the Closing Date.

ARTICLE IIA
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SELLER

As an inducement to, and to obtain the reliance of Buyer and the other China Digital Shareholders, Seller represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2A.1  Ownership and Transfer of Transferred Shares. Seller is the record and beneficial owner of the Transferred Shares as set forth opposite Seller’s name as set forth below, and has good title to the Transferred Shares, with the right and authority to sell and deliver such Transferred Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, rights of first refusal, preemptive rights, community property interests, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (“Liens”):

Name	Shares
Thomas E. Mills	567,070

Seller has the power and authority to sell, transfer, assign and deliver the Transferred Shares as provided in this Agreement, and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Buyer as the new owner of such Transferred Shares in the share register of AMP, Buyer will receive good and marketable title to such Transferred Shares, free and clear of all Liens.

Section 2A.2  Required Filings and Consents.

(a) The execution and delivery by Seller of this Agreement do not, and the performance by Seller of his covenants and agreements under this Agreement and the consummation by Seller of the sale of the Transferred Shares do not and will not, (i) conflict with or violate the constitutional documents of AMP, (ii) conflict with or violate any legal requirements applicable to Seller or by which any of his properties is bound or affected, (iii) require notice to or the consent of any person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Seller’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or his properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of AMP or any of its assets or properties.

(b) The execution and delivery by Seller of this Agreement do not, and the performance by Seller of his covenants and agreements under this Agreement and the consummation by Seller of the transactions contemplated by this Agreement will not, require of AMP any consent of, filing with or notification to, any person or governmental body, except the filing of a Form 8-K with the SEC in accordance with the Exchange Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE CHINA DIGITAL SHAREHOLDERS

Each of the China Digital Shareholders hereby represents and warrants, severally and not jointly, to AMP as follows:

Section 3.01      Good Title.  Each of the China Digital Shareholders is the record and beneficial owner, and has good title to his China Digital common shares, with the right and authority to sell and deliver such China Digital common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of AMP as the new owner of such China Digital common shares in the share register of China Digital, AMP will receive good title to such China Digital common shares, free and clear of all liens.

Section 3.02      Power and Authority. Each of the China Digital Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the China Digital Shareholder, enforceable against the China Digital Shareholder in accordance with the terms hereof.

Section 3.03      No Conflicts.  The execution and delivery of this Agreement by the China Digital Shareholder and the performance by the China Digital Shareholder of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the China Digital Shareholders and (c) will not violate or breach any contractual obligation to which the China Digital Shareholder is a party.

Section 3.04      Finder’s Fee.  Each of the China Digital Shareholders represents and warrants that it has not created any obligation enforceable against AMP for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05      Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the China Digital Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the China Digital Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06         Acquisition of Exchange Shares for Investment.

(a)           Each China Digital Shareholder is acquiring the Exchange Shares for investment for China Digital Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each China Digital Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each China Digital Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares, except in compliance with applicable securities laws.

(b)           Each China Digital Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in AMP and its securities.

(c)           Each China Digital Shareholder certifies that he is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) and is not acquiring the Exchange Shares for the account of any U.S. Person, and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such China Digital Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

 (d)           Each China Digital Shareholder understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such China Digital Shareholder is also intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each China Digital Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such China Digital Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each China Digital Shareholder agrees to provide documentation to AMP prior to Closing as may be requested by AMP to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such China Digital Shareholder may be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)           Each China Digital Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)           Each China Digital Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in AMP and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such China Digital Shareholder under Regulation D has been furnished to such China Digital Shareholder by AMP.  To the full satisfaction of each China Digital Shareholder, he has been furnished all materials that he has requested relating to AMP and the issuance of the Exchange Shares hereunder, and each China Digital Shareholder has been afforded the opportunity to ask questions of AMP’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the China Digital Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of AMP set forth in this Agreement, on which each of the China Digital Shareholders have relied in making an exchange of his shares China Digital for the Exchange Shares.

(g)           Each China Digital Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each China Digital Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, AMP’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

 (h)        The China Digital Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the China Digital Shareholder under this Section 3.06 shall survive the Closing.

Section 3.07      Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the China Digital Shareholders consents to AMP making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01      The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the China Digital Shareholders, each of whom has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of China Digital set forth on the China Digital Schedules attached hereto, constituting all of the shares of China Digital held by such shareholder; the objective of such Exchange being the acquisition by AMP of not less than 100% of the issued and outstanding shares of China Digital.  In exchange for the transfer of such securities by the China Digital Shareholders, AMP shall (i) issue to the China Digital Shareholders, their affiliates or assigns, a total 31,528,651 shares of AMP’s Common Stock pursuant to Table 1 attached hereto (the “Exchange Shares”), such Common Stock representing, together with the shares to be received by Buyer pursuant to Section 4.07, in the aggregate 98.74% of the total Common Shares of AMP, and (ii) pay to the China Digital Shareholders, their affiliates or assigns, in cash (the “Cash Component”) $2,368,471.35.  The Cash Component is payable by AMP as follows: the full amount of $2,368,471.35  is payable within 12 months after the Closing as evidenced by the promissory note annexed hereto as Exhibit B. As soon as practicable after the Closing Date, each of the China Digital Shareholders shall, on surrender of their certificate or certificates representing his China Digital shares to AMP or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transactions contemplated herein, all of the issued and outstanding shares of China Digital shall be held by AMP. Upon consummation of the transactions contemplated herein there shall be 32,503,652 AMP Common Shares issued and outstanding and no Preferred Stock outstanding (including the Exchange Shares).

Section 4.02      Closing Deliveries and Transactions.  Concurrently with the execution and delivery of this Agreement, the following transactions have taken place, which transactions shall be deemed as having taken place simultaneously:

(a) AMP has delivered to China Digital, as agent for the China Digital Shareholders, the following documents:

(i)     Such pay-off letters and releases relating to liabilities of AMP as China Digital shall request, such pay-off letters and releases to be in form and substance satisfactory to China Digital;

(ii) Certificate of good standing from the Secretary of State of the state of Nevada, dated within one month of this Agreement, to the effect that AMP is in good standing under the laws of said state;

(iii)  Resignation and release agreements, substantially in the form attached hereto as Exhibit C from all current officers and directors of AMP; and

(iv) All corporate books and records of AMP.

(b) The China Digital Shareholders have delivered to AMP validly executed stock certificates for the China Digital Shares, each duly endorsed by the respective China Digital Shareholder to transfer ownership to AMP.

Section 4.03      Closing Events.  At the Closing, AMP, Seller, China Digital and the China Digital Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.04      Satisfaction of Present Liabilities of AMP.  At or prior to the Closing Date, all of the liabilities and obligations of AMP, including those as set forth on Schedule 4.04, shall be satisfied by AMP and Seller.

Section 4.05      Closing. The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur upon the exchange of the shares of AMP and China Digital as described in Section 4.01 herein and the Share Purchase as described in Section 4.07 herein, which transactions shall be deemed to occur simultaneously. The Share Purchase and the Exchange are each explicitly conditioned on the occurrence of the other event.  The Closing shall take place upon the occurrence of the “Release”, as defined in the Escrow Agreement, at which point all signatures and documents contemplated by this Agreement shall be deemed to be delivered to the appropriate parties.

Section 4.06      Termination.  This Agreement may be terminated by the Board of Directors of China Digital or AMP only in the event that AMP or China Digital does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

Section 4.07      Share Purchase.  Upon the terms and subject to the conditions of this Agreement and simultaneously with the Closing of the Exchange, on the Closing Date, Buyer will purchase from Seller, and Seller will sell, transfer, assign, deliver and convey to Buyer, all of Seller’s right, title and interest in, to and under all of the Transferred Shares, free and clear of all any Liens. The consideration payable by Buyer to Seller for the Transferred Shares shall consist of an aggregate of US$300,000.  Upon the Closing, the escrow agent under the Escrow Agreement shall, in accordance with the terms of the Escrow Agreement, deliver to Buyer certificates together with duly executed and guaranteed instruments of transfer representing the Transferred Shares and shall deliver to Seller the purchase price for the Transferred Shares, subject to any hold-back amount as may be provided for in the Escrow Agreement. All shares and funds held pursuant to the Escrow Agreement shall be delivered in compliance with the transfer of the Transferred Shares and purchase price set out in this Agreement and the Escrow Agreement.

ARTICLE V
SPECIAL COVENANTS

Section 5.01      Delivery of Books and Records.  At the Closing, AMP shall deliver to China Digital, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of AMP which is now in the possession of AMP or its representatives.

Section 5.02      Third Party Consents and Certificates.  AMP and China Digital agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.03      Designation of Directors.  At the Closing, Thomas E. Mills shall resign as director of AMP and Hua Zeng (Chairman of the Board), Jing Wang and Yongqing Ma shall be appointed to the Board of Directors of AMP.  Such resignation and appointment will become effective on the tenth day following the mailing by AMP of an information statement, or the Information Statement, to AMP stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

Section 5.04      Designation of Officers.  After the Closing Date, all present officers of AMP shall resign from all their officer positions of AMP and the persons as set forth below shall be appointed as Officers of AMP:

Name	Position

Hua Zeng	Chairman

Jing Wang	Chief Executive Officer and President

Yongqing Ma	Chief Financial Officer, Treasurer and Secretary

Section 5.05      Indemnification.

(a)          China Digital hereby agrees to indemnify AMP, and each of the officers, agents and directors of AMP as of the date of execution of this Agreement, against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)         The China Digital Shareholders, severally and not jointly, agree to indemnify AMP, and each of the officers, agents and directors of AMP as of the date of execution of this Agreement, against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made by such China Digital Shareholder under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)          Seller hereby agrees to indemnify China Digital, the China Digital Shareholders and each of the officers, agents, and directors of China Digital and the China Digital Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(d)          Seller hereby agrees to indemnify Buyer and each of the officers, agents, directors and shareholders of Buyer against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article IIA of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06      The Acquisition of AMP Shares.  The parties understand and agree that the consummation of this Agreement including the issuance of the Exchange shares to the China Digital Shareholders in exchange for the China Digital Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  AMP and China Digital agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)          In connection with the transactions contemplated by this Agreement, AMP and China Digital shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of China Digital reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

 (b)          In order to more fully document reliance on the exemptions as provided herein, China Digital, the China Digital Shareholders, and AMP shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as China Digital or AMP and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c)          The China Digital Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07      Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of AMP prior to the Exchange, China Digital has indicated it will not enter into this Agreement unless AMP and Seller have arranged for the payment and discharge of all of AMP’s liabilities, including all of AMP’s accounts payable and any outstanding accounting and legal fees incurred prior to the Closing Date.  Accordingly, AMP has agreed to arrange for the payment and discharge of all such liabilities.  Notwithstanding the foregoing, AMP and Seller shall not be responsible for paying any transfer agent fees incurred in connection with issuing or transferring any shares of AMP stock as contemplated by this Agreement.

Section 5.08      Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of AMP, after the Closing Date, Seller shall use his reasonable best efforts to provide such information available to him, including information, filings, reports, financial statements or other circumstances of AMP occurring, reported or filed prior to the Closing, as may be necessary or required by AMP for the preparation of the reports that AMP is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

Section 5.09     Regulation S Compliance.   AMP agrees to refuse to register any transfer of shares issued pursuant to this Agreement pursuant to Regulation S if such transfer was not made in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF AMP

The obligations of AMP under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by China Digital in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  China Digital shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by China Digital prior to or at the Closing.  AMP shall be furnished with a certificate, signed by a duly authorized executive officer of China Digital and dated the Closing Date, to the foregoing effect.

Section 6.02    PRC Legal Opinion. AMP shall have received a satisfactory PRC legal opinion from PRC counsel.

Section 6.03      Approval by China Digital Shareholders.  The Exchange shall have been approved by the holders of all of the shares, including voting power, of China Digital, unless a lesser number is agreed to by AMP.

Section 6.04      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of China Digital after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF CHINA DIGITAL
AND THE CHINA DIGITAL SHAREHOLDERS

The obligations of China Digital and the China Digital Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Seller in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, AMP shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by AMP. China Digital shall be furnished with a certificate, signed by a duly authorized executive officer of AMP and dated the Closing Date, to the foregoing effect.

Section 7.02      Legal Opinion. China Digital shall have been furnished with an opinion dated the Closing Date, from the legal counsel of AMP, covering such matters as it relates to this Agreement and the issuance of the Exchange Shares and other matters reasonably requested by China Digital.

Section 7.03      Good Standing.  China Digital shall have been furnished with a certificate of good standing from the Nevada Secretary of State or other appropriate offices, dated as of a date within one month prior to the Closing Date certifying that AMP is in good standing as a company in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.04      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.05      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of AMP after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.06      Other Items.  China Digital shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as China Digital may reasonably request.

Section 7.07      Amendment of Bylaws.  The board of directors of AMP shall through unanimous written consent have approved amendments to AMP’s Bylaws in form and substance acceptable to China Digital.

ARTICLE VIII
MISCELLANEOUS

Section 8.01      Brokers.  AMP, Seller and China Digital agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  AMP, Seller and China Digital agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02      Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada.  Venue for all matters shall be in Las Vegas, Nevada, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03      Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to China Digital, to:

China Digital Image Organization Co., Limited
Attn: Hua Zeng
Bagua 1st Rd., 9th Floor, Pengji Commercial Space Building
Futian District, Shenzhen, People’s Republic of China

With copies to (which shall not constitute notice):

Mark Crone, Esq.
The Crone Law Group
101 Montgomery, Suite 2650
San Francisco, CA 94104
Fax: (415) 955-8910

If to AMP, to:

AMP Productions, Ltd.
China Digital Image Organization Co., Limited
Attn: Hua Zeng
Bagua 1st Rd., 9th Floor, Pengji Commercial Space Building
Futian District, Shenzhen, People’s Republic of China

With copies to (which shall not constitute notice):

Mark Crone, Esq.
The Crone Law Group
101 Montgomery, Suite 2650
San Francisco, CA 94104
Fax: (415) 955-8910

If to Seller, to:

Mr. Thomas E. Mills
1440-3044 Bloor Street West
Toronto, Ontario  M8X 2Y8
Fax: (647) 436-7654

With copies to (which shall not constitute notice):

Moneris Corporate Services Ltd.
807-1050 Burrard Street
Vancouver, BC  V6Z 2S3
Fax: (604) 687-3253

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04      Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05      Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06       Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.07      Third Party Beneficiaries.  This contract is strictly between the parties hereto, and, except as specifically provided, no director, officer, stockholder (other than the China Digital Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.08      Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of AMP and China Digital will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.9      Entire Agreement.  This Agreement, together with the Escrow Agreement, represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.10      Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.11       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.12      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.13      Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

AMP:
AMP PRODUCTIONS, LTD.
By:
Name: Thomas E. Mills
Title: Chief Executive Officer

Seller:

THOMAS E. MILLS

China Digital:
China Digital Image Organization Co., Limited
By:
Name:
Title:

China Digital Shareholders:

TRUTH GIVER GROUP LIMITED

By:
Name:
Title:

Name: Liu Qunli

Name: Chen Caiping

Name: Yin Huaxian

Name: Zhang Xiaoyan

Name: Yu Xiaonan

Name: Zeng Juan

Name: Zhang Jintie

Name: Liang Juan

Name: Shi Yinwang

Name: Zhao Qingfang

Table 1:          Exchange Shares and Notes to be Issued

Name of China Digital Shareholder	Number of Common Shares of China Digital	Common Shares of AMP	Principal Amount of Note
TRUTH GIVER GROUP LIMITED	6,000	18,917,191	$1,421,082.82
Liu Qunli	450	1,418,789	$106,581.21
Chen Caiping	450	1,418,789	$106,581.21
Yin Huaxian	450	1,418,789	$106,581.21
Zhang Xiaoyan	450	1,418,789	$106,581.21
Yu Xiaonan	260	819,745	$61,580.26
Zeng Juan	400	1,261,146	$94,738.85
Zhang Jintie	340	1,071,975	$80,528.03
Liang Juan	400	1,261,146	$94,738.85
Shi Yinwang	400	1,261,146	$94,738.85
Zhao Qingfang	400	1,261,146	$94,738.85
Total	10,000	31,528,651	$2,368,471.35

EXHIBIT B

FORM OF PROMISSORY NOTE

AMP PRODUCTIONS, LTD.

PROMISSORY NOTE

NO. 1	$[aggregates to 2,368,471.35]	March , 2011

FOR VALUE RECEIVED, the undersigned, AMP Productions, Ltd., a Nevada corporation (the “Maker”), hereby promises to pay to the order of ___________________ (the “Payee”), the principal amount of $_______________________$[aggregates to $2,368,471.35], all in accordance with the provisions of this promissory note.

1. Payment of Principal. The full amount of the principal of this promissory note (“Note”) shall be due and payable within 12 months from the issuance of this Note (the “Maturity Date”).

2. No Interest. Under no circumstances shall interest accrue or be charged on the unpaid principal balance of this promissory note.

3. Method of Payment. Payments hereunder shall be in lawful money of the United States and shall be made to Payee at the following address or at such other place as Payee may designate to Maker in writing: c/o China Digital Image Organization Co., Limited, Attn: Hua Zeng, Bagua 1st Rd., 9th Floor, Pengji Commercial Space Building, Futian District, Shenzhen, People’s Republic of China.

4. Prepayment. This promissory note may be prepaid in whole or in part at any time without penalty or premium by payment of all or any part of the outstanding principal amount.

5. Unconditional Payment Obligation. No provision of this promissory note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of this promissory note at the time and place and in the currency herein prescribed.

6. Events of Default. If any of the following events (“Events of Default”) shall occur, Payee may, by notice to Maker, declare this promissory note and all amounts payable hereunder to be due and payable, whereupon the same shall become immediately due and payable:

(a) Maker shall become insolvent or admit in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors;

(b) Any proceedings shall be instituted by or against Maker seeking either (i) an order for relief with respect to, or reorganization, arrangement, adjustment or composition of, its debts under the United States Bankruptcy Code or under any other law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or (ii) appointment of a trustee, receiver or similar official for Maker or for any substantial part of its property;

(c) Maker's failure to conduct business in the ordinary course, dissolution or termination of existence; or

(d) Maker's failure after the Maturity Date to repay the amounts due hereunder within ten (10) days of receiving written notice from Payee that such amounts are due and payable.

7. Waiver of Notice. Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this promissory note, and assents to extension of the time of payment or forbearance or other indulgence without notice.

8. Governing Law. This promissory note shall be construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws rules.

9. Notices. All notices, requests, demands and other communications with respect to this promissory note shall be given in person or forwarded by first class United States mail, postage prepaid, registered or certified mail, with return receipt requested, addressed to the party's address. Any notice, request, demand or communication shall be deemed validly given and received upon delivery if given in person, and on the 5th business day after deposit in the United States mail if given by mail as provided for in the preceding sentence.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note effective as of the date of issuance first set forth above.

AMP PRODUCTIONS, LTD.

By:
Thomas E. Mills Chief Executive Officer

B-1

EXHIBIT C

AMP PRODUCTIONS, LTD.

OFFICER AND DIRECTOR RESIGNATION AND RELEASE

This Officer and Director Resignation and Release ("Release") is delivered and effective as of [________], 2011, by [________] ("Officer"), with respect to the following facts:

A.           Officer is a director and the [Chief Executive Officer, President, Chief Financial Officer and Secretary] of AMP Productions, Ltd., a Nevada corporation ("AMP"), through the date of this Release.

B.           AMP and China Digital Image Organization Co., Limited, a Hong Kong company ("China Digital") are concurrently entering into that certain Share Purchase and Exchange Agreement of even date (the "Share Purchase and Exchange Agreement"), pursuant to which AMP is acquiring all of the outstanding capital stock of China Digital.

C.           As a condition to closing (the "Closing") the Share Purchase and Exchange Agreement, China Digital has required that all officers and directors of AMP execute and deliver this Release.

D.           Officer will be benefited by the transactions contemplated by the Share Purchase and Exchange Agreement and is willing to execute and deliver this Release so that the transactions in the Share Purchase and Exchange Agreement will be consummated.

ACCORDINGLY, in consideration of the foregoing premises Officer, intending to be legally bound, agrees as follows:

1. Resignation.  Officer hereby resigns from his employment with AMP, and from any officer position that he holds with AMP.  Effective on the 10th day following AMP's filing of an Information Statement on Schedule 14F-1 announcing the change of control effected under the Share Purchase and Exchange Agreement, and its mailing to AMP's registered stockholders, Officer hereby resigns his position as a director of AMP.

2. Release.  Officer for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges AMP, China Digital and each of their current, former and future parents, subsidiaries, related entities, predecessors, successors, officers, directors, stockholders, members, agents, employees and assigns (collectively, "Releasees"), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Release, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Officer's employment or position with AMP or the cessation of that employment or position.

3. No Admission of Liability.  This Release and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party's current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

4. Governing Law.  The parties agree that this Release and its terms shall be construed under Nevada law, without regard to any choice of law provisions.

IN WITNESS WHEREOF, the undersigned has duly executed this Resignation and Release as of the date first written above.

____________________________________